Exhibit 23.4

CONSENT OF FREEDONIA CUSTOM RESEARCH, INC.

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2011 Incentive Compensation Plan of Caesarstone Sdot-Yam Ltd. (the “Company”) of the references to, and information contained in, Freedonia Custom Research, Inc. global residential and commercial countertops report, dated February 19, 2015, prepared on behalf of the Company, as included in the Company's Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission for the year ended December 31, 2015. We also hereby consent to the filing of this letter as an exhibit to such Registration Statement.

FREEDONIA CUSTOM RESEARCH, INC.

By:	/s/ Freedonia Custom Research, Inc.
Andrew Fauver President

March 29, 2016